Exhibit 99.g.(2)

ASSIGNMENT, TRANSFER AND NOVATION AGREEMENT

This ASSIGNMENT, TRANSFER AND NOVATION AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2011 (the “Effective Date”), by and among EquiTrust Life Insurance Company (the “Transferor”), Farm Bureau Life Insurance Company (the “Transferee”) and Country Investors Life Assurance Company (the “Consenting Party”).

WHEREAS, the Consenting Party and the Transferor are parties to the Reinsurance Agreement(s) set forth on Schedule 1 hereto (the “Reinsurance Agreements”);

WHEREAS, subject to the terms and conditions set forth herein, the Transferor desires to assign and transfer, by novation, the Reinsurance Agreements to the Transferee with the effect that the Transferee shall succeed to all rights, obligations, duties and liabilities of the Transferor under the Reinsurance Agreements, and the Transferee desires to accept such assignment, transfer and novation; and

WHEREAS, subject to the terms and conditions set forth herein, the Consenting Party desires to accept and consent to such assignment, transfer and novation of the Reinsurance Agreements;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferor, the Transferee and the Consenting Party hereby agree as follows:

1.             Assignment, Transfer and Novation of Reinsurance Agreements.

(a)           Transfer and Assumption. Effective as of the Effective Date, the Transferor hereby irrevocably assigns, transfers and conveys to the Transferee, and the Transferee hereby accepts and assumes from the Transferor, (i) all of the Transferor’s rights, title and interest in and to the Reinsurance Agreements, and (ii) all of the Transferor’s duties, obligations and liabilities under the Reinsurance Agreements (whether existing now or arising hereafter with respect to periods on, before or after the Effective Date) (the “Transfer”).

(b)           Novation. The parties hereto acknowledge and agree that the assignment and transfer of the Reinsurance Agreements from the Transferor to the Transferee hereunder constitutes a novation, effective as of the Effective Date, of the Reinsurance Agreements, with the effect that the Transferee shall replace the Transferor under the Reinsurance Agreements in all respects as if the Transferee were the original party thereunder, subject to the Transferor’s continuing obligation and liability to the Consenting Party with respect to the Transferor Retained Liabilities (as defined below).

(c)           Consent and Release. The Consenting Party hereby consents to the assignment, transfer, assumption and novation of the Reinsurance Agreements contemplated herein and subject to the terms and conditions of this Agreement, waives any rights that it may have under the Reinsurance Agreements that arise or are triggered as a result of such assignment, transfer, assumption and novation. The parties acknowledge and agree that the Transferor is hereby irrevocably released from all obligations, duties and liabilities under the Reinsurance Agreements (whether known or unknown and whether existing now or arising hereafter with respect to periods on, before or after the Effective Date) and shall have no further rights, duties, obligations or liabilities thereunder, it being understood that the Transferee is assuming all such rights, duties, obligations and liabilities pursuant to this Agreement; provided, however, that the Consenting Party does not release the Transferor for any obligations, duties or liabilities for any breach or default by the Transferor under the Reinsurance Agreements prior to the Effective Date (the “Transferor Retained Liabilities”), and the Transferor shall remain liable to the Consenting Party for the Transferor Retained Liabilities. From and after the Effective Date, the Consenting Party shall not look to the Transferor and instead shall look only to the Transferee with respect to any rights it may have under the Reinsurance Agreements other than with respect to the Transferor Retained Liabilities. The parties hereto acknowledge and agree that any failure on the part of the Transferee to perform under the Reinsurance Agreements shall not result in any liability to the Transferor. The Consenting Party agrees that, from and after the Effective Date, it shall perform any and all of its obligations and duties under the Reinsurance Agreements owing to the Transferor for the benefit of the Transferee and pay any amounts owing to the Transferor under the Reinsurance Agreements to the Transferee; provided, however, that the Consenting Party’s agreement to perform such obligations and duties shall be subject to any and all defenses, setoffs or counterclaims that the Consenting Party would have had against the Transferor and no such defenses, setoffs or counterclaims are waived by this Agreement or the consummation of the transactions contemplated hereby.

(d)           Release by Transferor. The Transferor hereby forever releases and discharges the Consenting Party and its predecessors, successors, assigns, affiliates, agents, administrators, officers, directors, employees and shareholders from any and all past, present and future obligations, duties, liabilities, payments, offsets, claims, demands, judgments, covenants, contracts, causes of actions, suits, debts, costs and expenses of any nature based upon, arising under or related to the Reinsurance Agreements, whether grounded in law or in equity, in contract or in tort or otherwise, whether known or unknown, and whether existing now or arising hereafter with respect to periods on, before, or after the Effective Date. This release shall operate as a full and final settlement of the Consenting Party’s past, current and future liabilities to the Transferor under and in connection with the Reinsurance Agreements with respect to the liabilities or obligations thereunder. This release does not, however, release the Consenting Party from any past, current, or future liabilities it would have owed to the Transferor but which it now owes to the Transferee by virtue of the substitution of the Transferee for the Transferor in this Agreement.

(e)           Continuing Effect of Reinsurance Agreements. Notwithstanding the assignment, transfer, assumption and novation effected hereunder, the Reinsurance Agreements shall remain in full force and effect, and except as specifically set forth herein, nothing contained herein shall be interpreted in any way to supersede, modify, replace, amend, change, rescind, waive or otherwise affect any provision of the

Reinsurance Agreements; it being understood that the Consenting Party and the Transferee may subsequently amend the Reinsurance Agreements.

2.             Beneficiaries. The rights, duties and obligations of this Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, liquidators, rehabilitators, receivers, or trustees of the parties hereto. Neither this Agreement nor any right or obligation hereunder may be assigned by any party hereto (in whole or in part) without the prior written consent of the other parties hereto. The parties do not intend to create any third party beneficiaries under this Agreement.

3.             Further Actions. The parties hereto agree that, from time to time after the execution and delivery hereof, each will, upon the reasonable request of any of the other parties, take all such actions and execute and deliver all such documents, certificates, instruments and conveyances which may be commercially reasonably necessary or desirable to carry out and give effect to the assignment, transfer and novation contemplated hereunder.

4.             Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the state specified in the Reinsurance Agreements without giving effect to any conflicts of law principles of such jurisdiction that might refer the governance, construction or interpretation of this Agreement to the laws of another jurisdiction.

5.             Headings; Context. The headings of the sections contained in this Agreement are for convenience of reference only and do not form a part and in no way modify, interpret or construe the meaning of this Agreement.

6.             Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.

7.             Entire Agreement and Amendment. This Agreement and the Reinsurance Agreements (as amended hereby) contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

8.             Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were amended to the minimum extent necessary to render it valid and fully enforceable under applicable law.

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[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Novation Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the Effective Date hereof.

EQUITRUST LIFE INSURANCE COMPANY,

as Transferor

By:	/s/ David A. McNeill
Name:	David A. McNeill
Title:	General Counsel & Secretary
Date:	12-28-11

FARM BUREAU LIFE INSURANCE COMPANY,

as Transferee

By:	/s/ Richard J Kypta
Name:	Richard J Kypta
Title:	EVP
Date:	12/29/2011

COUNTRY INVESTORS LIFE ASSURANCE COMPANY,

as Consenting Party

By:	/s/ Wade V. Harrison
Name:	Wade V. Harrison
Title:	Senior Vice President
Date:	2/22/2012

SCHEDULE 1

Variable Universal Life Reinsurance Agreement, effective January 1, 2004, by and between Country Investors Life Assurance Company and EquiTrust Life Insurance Company.

Variable Annuity Reinsurance Agreement, effective January 1, 2004, by and between Country Investors Life Assurance Company and EquiTrust Life Insurance Company.